Exhibit 99.5

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (as amended, modified or extended in accordance with the terms hereof, the “Forbearance Agreement”), dated and effective as of June 1, 2004 (the “Effective Date”), is entered into by and among (i) American Restaurant Group, Inc., a Delaware corporation (the “Company”), (ii) the Guarantors (as defined in the Indenture referred to herein), and (iii) the beneficial holders of the 11½% Series D Senior Secured Notes due 2006 (the “Notes”) signatory hereto (each, a “Signing Holder” and, collectively, the “Signing Holders”).

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and BNY Western Trust Company, a California state banking corporation formerly known as U.S. Trust Company, National Association, as successor to U.S. Trust Company of California, N.A. (“BNY”), as trustee under the Indenture referred to herein (the “Trustee”) are parties to that certain Second Supplemental Indenture dated as of October 31, 2001 to Indenture dated as of February 25, 1998 (as amended and supplemented to date, the “Indenture”), providing for the issuance of an aggregate principal amount of up to $166,000,000 of the Notes;

WHEREAS, the Company and the Guarantors are borrowers and Wells Fargo Foothill, Inc., a California corporation formerly known as Foothill Capital Corporation (the “Agent”), is both agent and a lender under that certain Loan Agreement dated December 17, 2001 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Facility”);

WHEREAS, the Company and the Guarantors are credit parties and TCW Shared Opportunity Fund III, L.P. (the “ECF Party”) is lender under that certain Loan Agreement dated October 31, 2003 (as amended, restated, supplemented, or otherwise modified from time to time, the “Eligible Credit Facility”);

WHEREAS, the Company, the Guarantors, the Agent, the ECF Party, and the Trustee are parties to the Second Amended and Restated Intercreditor and Collateral Agency Agreement dated December 17, 2001 (the “Intercreditor Agreement”), in which BNY is separately designated Collateral Agent (as that term is defined therein, the “Collateral Agent”);

WHEREAS, the obligations of the Company and the Guarantors under the Indenture, the Notes, the Credit Facility and the Eligible Credit Facility are secured by liens and security interests in favor of the Collateral Agent on certain assets of the Company and the Guarantors (the “Collateral”);

WHEREAS, the Company and Guarantors are not in compliance with certain provisions of the Indenture, resulting in the occurrence of certain Defaults (as defined in the Indenture) and Events of Default (as defined in the Indenture) (i) under Sections 4.1 and 6.1(1) of the Indenture in respect of an interest payment on the Notes due on or about May 1, 2004 and (ii) any cross-default under Section 6.1(5) of the Indenture that may exist as a result of an overadvance condition under the Credit Facility (but excluding any cross-default resulting from the issuance of a notice of default issued by the Agent or the Collateral Agent) (collectively, the “Specified Defaults”); and

WHEREAS, the Company has requested that the Signing Holders forbear in instructing the Trustee to exercise, or in the exercise of, any default-related remedies with respect to the Specified Defaults, and the Signing Holders are willing to grant such forbearance with respect to the Specified Defaults on the terms and conditions provided herein;

NOW, THEREFORE, in consideration of the premises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree and covenant as follows:

Section 1. Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.  Forbearance.  The Signing Holders hereby agree, on the terms and subject to the conditions hereof, to forbear solely during the period from and after the Effective Date until (but excluding) the Forbearance Termination Date (as defined below) (the “Forbearance Period”) in instructing the Trustee to exercise, or in the exercise of, all default-related rights and remedies available under the Indenture Documents (as defined below) with respect to the Specified Defaults.  Notwithstanding the forbearance set forth in the immediately preceding sentence, it is understood and agreed by the Company and Guarantors that none of the Signing Holders have waived any existing or anticipated Default or Event of Default (including, without limitation, the Specified Defaults), and reserve all of their rights or remedies in respect thereof, under the Indenture, the Notes, the Security Documents (as defined below), and any other agreements, instruments, or documents executed and delivered in connection therewith or the transactions contemplated thereby (collectively, the “Indenture Documents”) and applicable law.  During the Forbearance Period (and thereafter), the Signing Holders shall be permitted to exercise any and all of their rights and remedies under the Indenture Documents, except as may be limited or provided otherwise during the Forbearance Period pursuant to the first sentence of this Section 2.

Section 3. Termination. The Forbearance Period shall immediately terminate and be of no further force or effect whatsoever at 10:00 a.m. Pacific Time on the date of the earliest to occur (the “Forbearance Termination Date”) of the following events (each, a “Forbearance Termination Event”):

(a)           thirty (30) days after the Effective Date (the “Initial Period”); provided however, such Initial Period shall, provided the conditions precedent set forth in Section 4 hereof are satisfied or waived, renew for a successive period of thirty (30) days (such renewal period, the “Subsequent Period”) unless and until either of the Committee Advisors (as defined below) provides the Company with written notice of termination of the Initial Period no later than seven (7) days in advance of the date upon which the Initial Period otherwise would terminate unless renewed (it being understood that any such termination will occur at the end of the Initial Period); and provided further, that either of the Committee Advisors, on behalf of the Signing Holders, may terminate this Forbearance Agreement at any time during the Subsequent Period upon ten (10) days’ prior written notice;

(b)           commencement of any liquidation, bankruptcy, receivership, assignment for the benefit of creditors, or similar case or proceeding by or against the Company or any of the Guarantors (excluding ARG Terra, Inc.) in a court of competent jurisdiction, and, in the case of an involuntary proceeding, the passage of thirty (30) days from the date of such filing without such filing being dismissed or stayed, by or with respect to the Company or one or more of the Guarantors;

(c)           the date on which the Collateral Agent commences, or delivers any notice to the Company or one or more of the Guarantors evidencing its intention to commence, enforcement of its security interests in any of the Collateral by taking action to collect, take possession of, or dispose of such Collateral for the benefit of, on behalf of, or at the direction of the Agent or the ECF Party;

(d)           the date on which the Agent, the ECF Party, or the Collateral Agent, as the case may be, delivers a notice to the Company or one or more of the Guarantors declaring any default or event of default under or in respect of the Credit Facility or the Eligible Credit Facility, as applicable; provided however, that such notice was not declared at the instruction of the Signing Holders;

(e)           the date on which any Default or Event of Default (other than (i) the Specified Defaults or (ii) any Default or Event of Default declared by 25% of the holders the Notes, or the Trustee at such holders’ instruction) occurs under the Indenture or the Indenture Documents; and

(f)            the date that is three (3) business days after the date that counsel to the Committee, at the direction of one or more of the Signing Holders, delivers to the Company and the Guarantors notice that this Forbearance Agreement is terminated on account of any failure to comply with, or breach of, Section 24 hereof by the Company.

Upon the occurrence of any Forbearance Termination Event, the agreement of the Signing Holders to forbear with respect to the exercise of any default-related remedy provided for under or in respect the Indenture Documents shall immediately terminate without the requirement of any demand, presentment, protest or notice of any kind, all of which the Company and the Guarantors expressly waive.  The Company and each of the Guarantors hereby agree that the Signing Holders may at any time after the occurrence of any Forbearance Termination Event proceed to exercise any and all rights and remedies that the Signing Holders now or may in the future have under the Indenture Documents and applicable law in connection with any or all of the Defaults and Events of Default (including, without limitation, the Specified Defaults) that have occurred and are continuing.

Section 4.  Conditions Precedent to Subsequent Period.  The Initial Period shall be extended in accordance with the terms of clause (a) of Section 3 hereof provided that the following conditions precedent have been satisfied or waived on or prior to the last date of the Initial Period:  (a) the representations and warranties set forth in Section 12 hereof shall be true and correct in all material respects on and as of the last day of the Initial Period, as though made on and as of such date; (b) no Default or Event of Default shall have occurred and be continuing (other than the Specified Defaults); and (c) the Company and the Guarantors reaffirm the agreements and acknowledgments set forth in Section 8 and Section 9 hereof as of such date.

Section 5.  Information.  The Company and the Guarantors agree to deliver promptly to the Committee Advisors financial information and other documentation regarding the Company and the Guarantors reasonably requested by the Committee Advisors, subject to their execution of confidentiality agreements in form and substance reasonably acceptable to the Company and the Guarantors.

Section 6.  Instruction to Trustee.  The Signing Holders hold in the aggregate not less than $92,284,000 in principal amount of outstanding Notes.  Immediately upon the Effective Date, the Signing Holders shall instruct the Trustee, and shall deliver to the Company evidence of the Trustee’s acknowledgement of receipt of such instruction, to honor the provisions of this Forbearance Agreement, and not to issue any notice of default or Debenture Acceleration Notice (as defined in the Intercreditor Agreement), or undertake any action that is contrary to the terms of this Forbearance Agreement.  The Signing Holders shall have a continuing obligation to direct the Trustee during the term of the Forbearance Agreement in accordance with this Section 6, including but not limited to the obligation to, in accordance with Section 6.6 of the Indenture, promptly give the Trustee a direction that is inconsistent with any instruction given by holders of at least 25% in principal amount of the outstanding Notes to pursue a remedy with respect to the Indenture.

Section 7.  Continuing Effect.  Except as expressly provided herein or as hereafter may be modified, the Indenture and the other Indenture Documents shall continue unchanged and in full force and effect, and all rights, powers, and remedies of the Signing Holders, the Trustee, the Company, and the Guarantors thereunder are hereby expressly reserved.  Except to the extent expressly set forth herein, the Company and each of the Guarantors remains obligated by the representations, warranties, covenants, and other provisions set forth in the Indenture and the other Indenture Documents to which it is a party.

Section 8.  Acknowledgments and Agreements.  The Company and each of the Guarantors hereby unconditionally acknowledges, affirms, and agrees that, as of the Effective Date:

(a)           the outstanding amount of the principal owing by the Company and Guarantors under the Indenture Documents is $161,774,000, plus accrued and unpaid interest thereon, as provided in the Indenture Documents;

(b)           the Company and the Guarantors are obligated to repay all of the indebtedness referred to in clause (a) of this Section 8, and all other obligations under and in respect of the Indenture Documents, in each case without defense, offset, deduction or credit of any kind or nature whatsoever, whether matured or contingent, related or unrelated;

(c)           neither the Company nor any of the Guarantors has any Claims (as defined below) against the Trustee or any of the holders of the Notes in respect of any matter relating to or arising under this Forbearance Agreement or any of the Indenture Documents or any of the transactions contemplated hereby or thereby;

(d)           nothing in this Forbearance Agreement shall create a contractual restriction on the Signing Holders, or any of them, that would restrict them from trading in any Notes that each Signing Holder would otherwise be entitled to trade in accordance with applicable law;

(e)           except as specifically set forth in this Forbearance Agreement, neither the Signing Holders nor the Trustee has waived, forborne, modified, or otherwise agreed not to exercise any rights or remedies available to it under the Indenture Documents or this Forbearance Agreement;

(f)            on and as of the Effective Date, the Specified Defaults have occurred and exist, and, as a result thereof, the Trustee and the requisite holders of the Notes under the Indenture Documents may be entitled to declare all outstanding obligations of the Company and the Guarantors under or in respect of the Indenture Documents to be due and payable and are entitled to exercise all of the rights and remedies available under the Indenture Documents and applicable law, subject to the terms of this Forbearance Agreement, and none of the Specified Defaults have been cured by the Company or the Guarantors or have been waived by the Trustee or any of the holders of the Notes;

(g)           the Indenture and each of the other Indenture Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed;

(h)           it shall not contest or challenge, at any time, or cause or encourage, directly or indirectly, any person, at any time, to contest or challenge, the validity, priority, enforceability, or perfection of any lien or security interest granted in connection with the Credit Facility, the Eligible Credit Facility, and the Indenture Documents;

(i)            it has thoroughly read and reviewed, clearly understands, and fully and unconditionally consents to the terms and provisions of this Forbearance Agreement, that it has had the full benefit and advice of counsel of its own selection, or the opportunity to obtain the benefit and advice of counsel of its own selection, in regard to the negotiation, drafting, execution, and effectiveness of this Forbearance Agreement, and that it has relied on no other representations, either written or oral, express or implied, made to it by any other party hereto;

(j)            the forbearance set forth herein is strictly limited to the Specified Defaults and such forbearance shall not apply to any other past, present, or future violation or violations (whether known or unknown) of any provision of the Indenture or any of the other Indenture Documents;

(k)           it shall not, at any time, cause any assets of any nature whatsoever to be transferred to or for the benefit of ARG Terra, Inc.; and

(l)            the failure of any Signing Holder (or any other holder of the Notes) to exercise any right, privilege, or remedy as a result of any violations referred to in clause (j) of this Section 8 shall not by reason of this Forbearance Agreement, directly or indirectly, in any way whatsoever (i) impair, prejudice, or otherwise adversely affect such Signing Holder’s or holder’s right at any time to exercise any right, privilege, or remedy in connection with the Indenture or any of the other Indenture Documents or any other contract, agreement, or instrument, (ii) amend or alter any provision of the Indenture or any of the other Indenture Documents or any other agreement, contract, or instrument, or (iii) constitute any course of dealing or other basis for altering any of the obligations of the Company or the Guarantors under or in respect of the Indenture Documents or any rights, privileges, or remedies of the Trustee or the holders of the Notes under the Indenture and the other Indenture Documents or such other agreement, contract, or instrument.

Section 9.  No Defenses; Release.

(a) By its execution hereof and in consideration of the mutual covenants contained herein and other accommodations granted to the Company and the Guarantors hereunder, the Company and each of the Guarantors, on behalf of itself and each of its subsidiaries and its or their successors, assigns, and agents, hereby expressly forever waives, releases, and discharges any and all claims (including, without limitation, cross-claims, counterclaims, and rights of setoff and recoupment), causes of action (whether direct or derivative in nature), demands, suits, costs, expenses, and damages (collectively, the “Claims”) any of them may have or allege to have (and all defenses that may arise out of any of the foregoing) of any nature, description, or kind whatsoever, based in whole or in part on facts, whether actual, contingent, or otherwise, now known, unknown, or subsequently discovered, from the beginning of the world to the Effective Date and, if the Initial Period is extended in accordance with Section 4 hereof, to the last day of the Initial Period, whether arising in law, at equity, or otherwise, against any or all of the holders of the Notes, the Trustee, each of the Committee Advisors and their respective affiliates, and their respective successors and assigns, and each and all of the current and former general and/or limited partners, principals, managers, managing members, members, stockholders, “controlling persons” (within the meaning of the United States federal securities laws), directors, officers, employees, attorneys, consultants, advisors, agents, trusts, trustors, trustees, beneficiaries, heirs, executors and administrators of each of the foregoing (collectively, the “Released Parties”) involving or otherwise relating to this Forbearance Agreement or any of the other agreements entered into in connection herewith, the Indenture, or any of the other Indenture Documents, or any or all of the actions and transactions contemplated hereby or thereby, including, without limitation, any actual or alleged performance or nonperformance by any of the Released Parties hereunder or thereunder.  The extension of the Initial Period shall, as of the last day thereof, constitute a ratification, adoption, and confirmation by the Company and each of the other Guarantors of the foregoing general release of all Claims against any and all of the Released Parties that are based in whole or in part on the facts, whether or not now known or unknown, existing on or prior to such date.  The Company and each of the other Guarantors hereby acknowledge that the agreements in this Section 9 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Claims.  In entering into this Agreement, the Company and each of the Guarantors (i) expressly disclaims any reliance on any representations, acts, or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above does not depend in any way on any such representation, acts and/or omissions or the accuracy, completeness, or validity thereof and (ii) following consultation with legal counsel, KNOWINGLY AND VOLUNTARILY WAIVE THEIR JURY TRIAL RIGHTS WITH REGARD TO DISPUTES IN ANY WAY DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS FORBEARANCE AGREEMENT.  The provisions of this Section 9 shall survive the termination of the Indenture and the other Indenture

Documents and payment in full of all obligations of the Company and each of the Guarantors under or in respect of the Indenture Documents and all other amounts owing thereunder.

(b)           The Company and each of the Guarantors represents and warrants that it has not assigned to any Person any Claim.  In the event that the foregoing representation and warranty is, or is purported to be, untrue, the Company and each of the Guarantors agrees to indemnify and hold harmless the Released Parties against, and to pay, any and all actions, demands, obligations, causes of action, decrees, awards, claims, liabilities, losses, and costs (including, but not limited to, reasonable expenses of investigation and fees and expenses of counsel) that any of the Released Parties may sustain or incur as a result of the breach or purported breach of the foregoing representation and warranty.

Section 10.  GOVERNING LAW; JURISDICTION; WAIVER.  THIS STANDSTILL AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREOF.  THE COMPANY AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO AND ACCEPTS THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY ACTION, SUIT, OR PROCEEDING FOR BREACH OF THIS FORBEARANCE AGREEMENT AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.  THE COMPANY AND EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION, SUIT, OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE SIGNING HOLDERS OR THE TRUSTEE TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY OR ANY GUARANTOR IN ANY OTHER JURISDICTION.

Section 11.  No Commitment or Waiver.  Neither this Forbearance Agreement nor any action or inaction on the part of the Signing Holders shall be construed to constitute or represent (a) a commitment by the Signing Holders, either in their capacities under the Indenture Documents or in any other capacity, to restructure any indebtedness of the Company or the Guarantors or (b) an intention by the Signing Holders, either in their capacities under the Indenture Documents or in any other capacity, except as expressly provided in this Agreement, to waive, modify, or forbear from exercising any of their rights, powers, privileges, or remedies under the Indenture Documents or under any other document or agreement, at law, in equity, or otherwise.  Each of the Company and each of the Guarantors acknowledges, agrees, and confirms, except as expressly provided in this Agreement, that no such commitment, waiver, modification, or forbearance has been offered, granted, extended, or agreed to by the Signing Holders, either in their capacities under the Indenture Documents or in any other capacity.  Nothing set forth in this Forbearance Agreement shall be construed so as to require the Signing Holders, either in their capacities under the Indenture Documents or in any other capacity, to agree to the terms of any modification proposed by the Company and the Guarantors to the Indenture Documents or any other document or agreement to which the Signing Holders are a party.

Section 12. Representations and Warranties.  In addition to any other representations and warranties made or deemed made hereunder, the Company and each of the Guarantors hereto represents and warrants that:

(a)           it has the full authority and legal right and power to execute and deliver this Forbearance Agreement, and to perform the terms hereof and the transactions contemplated hereby;

(b)           it has taken all necessary corporate or other action required to be taken in connection with the execution, delivery, and performance of this Forbearance Agreement and the performance of the obligations arising hereunder;

(c)           this Forbearance Agreement (i) has been duly executed and delivered by it, and (ii) constitutes a legal, valid, and binding obligation, enforceable against it in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and an implied covenant of good faith and fair dealing;

(d)           the execution, delivery, and performance of this Forbearance Agreement does not and shall not (i) violate or result in a breach of any provision of law, rule, or regulation applicable to it, or any judgment, order, writ, or decree of any court, arbitrator, or other governmental authority, (ii) violate any of its organizational documents, or (iii) violate, conflict with, or result in a breach of or constitute (with due notice, lapse of time, or both) a default under any agreement, instrument, or other document to which it or any of its subsidiaries is a party or by which any of their property or assets are bound;

(e)           the representations and warranties by it contained in this Forbearance Agreement and each of the Indenture Documents are true and correct in all material respects on and as of the Effective Date, before and after giving effect to this Forbearance Agreement, as though made on and as of such date; and

(f)            ARG Terra, Inc. does not own any assets, as determined in accordance with generally accepted accounting principles; and

(g)           No Default or Event of Default has occurred and exists on and as of the Effective Date, before and after giving effect to this Forbearance Agreement (other than the Specified Defaults).

Section 13.  Benefit of Agreement.  This Forbearance Agreement is solely for the benefit of the signatories hereto and, to the extent it is not a Signing Holder, a Person (including, without limitation, any other creditor of or claimant against the Company or a Guarantor, or any shareholder of any thereof) shall not have any rights under, or because of the existence of, this Forbearance Agreement.

Section 14.  Entire Agreement.  This Forbearance Agreement constitutes the entire and final agreement among the parties hereto with respect to the subject matter hereof and there are no other agreements, understandings, undertakings, representations, or warranties among the parties hereto with respect to the subject matter hereof except as set forth herein.

Section 15.  Amendments; Extensions.  The terms of this Forbearance Agreement may be modified, amended, or waived only in writing, executed by the Signing Holders, the Company, and the Guarantors; provided however, no amendment, modification, or waiver of this Forbearance Agreement shall take any of the actions set forth in Section 9.2 of the Indenture that would otherwise require the consent of each affected holder of the Notes without the consent of each such holder of the Notes.  Each of the Signing Holders are not and shall not be under any obligation, express or implied, to consent to any modification or amendment hereof, or to any extension of the Forbearance Period.

Section 16.  Remedies.

(a)           No failure on the part of a Signing Holder to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power, or remedy hereunder or under the Indenture Documents shall operate as a waiver thereof.  Any single or partial exercise by or any Signing Holder of any right, power, or remedy hereunder or under the Indenture Documents shall not preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

(b)           Each party to this Forbearance Agreement is hereby authorized, to demand specific performance of any other party hereto at any time any such other party has failed to comply with the terms of this Forbearance Agreement.  Each party hereto waives any defense based on the adequacy of a remedy at law which may be asserted as a bar to such remedy of specific performance.

Section 17.  Headings, Etc.  “Section” or other headings contained in this Forbearance Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Forbearance Agreement.

Section 18.  Notices.  All notices and consents hereunder shall be in writing and shall be deemed to have been duly given upon receipt if personally delivered by courier service, messenger, telecopy, or by certified or registered mail, postage prepaid return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following parties:

If to the Company, to:

American Restaurant Group, Inc.

4410 El Camino Real, Suite 201

Los Altos, California  94022

Attn:  Patrick J. Kelvie

Facsimile No.:  (650) 949-6420

with a required copy to:

Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa Street, 30th Floor
Los Angeles, California  90017

Attn:  Robert Jay Moore and David B. Zolkin
Facsimile No.:  (213) 629-5063

If to the Signing Holders:

To the address listed along with each Signing Holder’s signature block below with a required copy to:

Cadwalader, Wickersham & Taft LLP
100 Maiden Lane
New York, NY 10038

Attn:  Gregory M. Petrick and Matthew M. Weber

Facsimile No.:  (212) 504-6666

If to the Trustee:

At the address identified in the Indenture.

Section 19.  Further Assurances.  The Company and each of the Guarantors shall, at their sole expense, execute at any time from time to time all additional documents and do all acts not specifically referred to herein that (a) are reasonably necessary to effect fully the intent of this Forbearance Agreement, or (b) the Trustee or the Committee Advisors, acting on behalf of the Signing Holders, may reasonably deem advisable and may request to protect any right or interest, or enforce any rights or remedies, under the Indenture and the other Indenture Documents in respect of the provisions this Forbearance Agreement.

Section 20.  Successors and Assigns.  This Forbearance Agreement, including, without limitation, the representations, warranties, covenants, and obligations contained herein (a) shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and (b) shall be legally valid, binding upon, and enforceable against the respective successors and assigns of the parties hereto.  Without limiting the foregoing, any Notes beneficially owned by a Signing Holder and sold, transferred, pledged, assigned, or otherwise disposed of shall remain subject to the terms of this Forbearance Agreement during the Forbearance Period.  Each Signing Holder acknowledges that it will (i) notify any party to whom it intends to transfer any interest in the Notes that such interest is subject to the obligations attendant to this Forbearance Agreement and (ii) promptly following the transfer of such interest, notify Cadwalader, Wickersham & Taft LLP (“CWT”), counsel to the Signing Holders, of the identity of the transferee. Each Signing Holder further acknowledges that CWT is authorized to and has agreed to promptly notify the Company of the identity of any such transferee upon being notified of same by a Signing Holder.

Section 21.  Severability.  Any provision of this Forbearance Agreement that is determined to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Forbearance Agreement or affecting the validity or enforceability of any provisions of this Forbearance Agreement in any other jurisdiction.

Section 22.  Counterparts.  This Forbearance Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Forbearance Agreement by signing any such counterpart.  Delivery of an executed counterpart hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 23.  Survival.  Sections 7, 8, 9, 10, 12, 13, 16, 19 (to the extent such section relates to Section 8 and Section 9 hereof) and 23 shall survive any termination or expiration of this Forbearance Agreement.

Section 24.  Fees and Expenses.  The Company and the Guarantors shall promptly (and in no event later than ten (10) days after the Effective Date) execute engagement and/or feeletters with Cadwalader, Wickersham & Taft LLP and Imperial Capital LLC, the respective legal counsel and financial advisor (together, the “Committee Advisors”) to the ad hoc committee of holders of the Notes of which the Signing Holders are members.

Except to the extent there is a good faith dispute by the Company and the Guarantors, the Company and the Guarantors shall promptly pay all reasonable fees and expenses incurred by the Committee Advisors in accordance with the terms and conditions of each Committee Advisor’s engagement and/or fee letter.

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IN WITNESS WHEREOF, the undersigned have caused this Forbearance Agreement to be duly executed as of the day and year first above written.

COMPANY

AMERICAN RESTAURANT GROUP, INC.

By:	/s/ Patrick J. Kelvie

Name: Patrick J. Kelvie
Title: Vice President

GUARANTORS

ARG ENTERPRISES, INC.

By:	/s/ Patrick J. Kelvie

Name: Patrick J. Kelvie
Title: Vice President

ARG PROPERTY MANAGEMENT CORPORATION

By:	/s/ Patrick J. Kelvie

Name: Patrick J. Kelvie
Title: Vice President

ARG TERRA, INC.

By:	/s/ Patrick J. Kelvie

Name: Patrick J. Kelvie
Title: Vice President

SIGNING HOLDERS

By:

Name:
Title:

$
Principal Amount of 11½% Series D Senior
Secured Notes due 2006

Address for Notices to Signing Noteholder:

Attn:

Facsimile Number:

SIGNING HOLDERS

By:

Name:
Title:

$
Principal Amount of 11½% Series D Senior
Secured Notes due 2006

Address for Notices to Signing Noteholder:

Attn:

Facsimile Number:

SIGNING HOLDERS

By:

Name:
Title:

$
Principal Amount of 11½% Series D Senior
Secured Notes due 2006

Address for Notices to Signing Noteholder:

Attn:

Facsimile Number:

SIGNING HOLDERS

By:

Name:
Title:

$
Principal Amount of 11½% Series D Senior
Secured Notes due 2006

Address for Notices to Signing Noteholder:

Attn:

Facsimile Number:

SIGNING HOLDERS

By:

Name:
Title:

$
Principal Amount of 11½% Series D Senior
Secured Notes due 2006

Address for Notices to Signing Noteholder:

Attn:

Facsimile Number: